Meridian Gold Inc.

9670 Gateway Drive, Suite 200

Reno, Nevada 89521

Phone:  (775) 850-3777

Fax:

 (775) 850-3733

MERIDIAN GOLD REPORTS SALE OF JERRITT CANYON TERMINATED

(All dollar amounts in U.S. currency)

Reno, Nevada, April 8, 2003 – Meridian Gold Inc. today reports that the Asset Purchase and Sale Agreement entered into on February 27, 2003, between Queenstake Resources Ltd., AngloGold (Jerritt Canyon) Corp. and Meridian Jerritt Canyon Corp. has been terminated, as terms of the agreement were not satisfied.  Meridian Gold Inc. and AngloGold North America jointly own 100% of the Jerritt Canyon Joint Venture mine near Elko, Nevada (Meridian holds 30% and AngloGold holds 70%).  The Jerritt Canyon Joint Venture will produce about 300,000 ounces of gold at a cash cost of about $250 per ounce in 2003.

Meridian Gold Inc. is traded on The Toronto Stock Exchange (MNG) and on the New York Stock Exchange (MDG).  For further information on Meridian Gold Inc., please visit our website at www.meridiangold.com, or contact:

Wayne M. Hubert

Tel:  (800) 572-4519

Investor Relations

Fax: (775) 850-3733

Meridian Gold Inc.

E-mail: wayne.hubert@meridiangold.com

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified above and in the corporation’s periodic filings with the Ontario Securities Commission and the U.S. Securities Exchange Commission.  Such information contained herein represents management’s best judgment as of the date hereof based on information currently available.  The corporation does not intend to update this information and disclaims any legal liability to the contrary.